                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                             AND ASSOCIATED RIGHTS
                                       OF

                              IMO INDUSTRIES INC.
                                       AT
                              $7.05 NET PER SHARE
                                       BY

                              II ACQUISITION CORP.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 27, 1997, UNLESS THE OFFER IS EXTENDED. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER MORE THAN EIGHTY PERCENT (80%) OF THE THEN OUTSTANDING SHARES AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS.

     The Board of Directors of Imo Industries Inc. (the "Company") has unanimously determined that the Offer is fair to and in the best interests of the Company and its stockholders, and recommends that stockholders accept the Offer and tender their shares pursuant to the Offer.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company, and associated rights to purchase shares of the Company's Series B Junior Participating Preferred Stock (individually, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of April 30, 1997, as amended, between the Company and First Chicago Trust Company of New York (such shares of Common Stock and the Rights collectively referred to as the "Shares"), should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:

                              SCHRODER & CO. INC.

                               TABLE OF CONTENTS

INTRODUCTION............................................................................    1
 1.   TERMS OF THE OFFER; EXPIRATION DATE...............................................    2
 2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.....................................    3
 3.   PROCEDURES FOR TENDERING SHARES...................................................    4
 4.   WITHDRAWAL RIGHTS.................................................................    7
 5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES...........................................    7
 6.   PRICE RANGE OF SHARES; DIVIDENDS..................................................    8
 7.   CERTAIN INFORMATION CONCERNING THE COMPANY........................................    8
 8.   CERTAIN INFORMATION CONCERNING PURCHASER..........................................   11
 9.   FINANCING OF THE OFFER............................................................   13
10.   BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE SHARE PURCHASE
      AGREEMENT.........................................................................   15
11.   PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER.......................   26
12.   DIVIDENDS AND DISTRIBUTIONS.......................................................   28
13.   EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NYSE LISTING AND EXCHANGE ACT
      REGISTRATION......................................................................   28
14.   CERTAIN CONDITIONS OF THE OFFER...................................................   30
15.   CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS....................................   31
16.   FEES AND EXPENSES.................................................................   34
17.   MISCELLANEOUS.....................................................................   34

July 31, 1997

To the Holders of Common Stock of
  IMO INDUSTRIES INC.:

                                  INTRODUCTION

     II Acquisition Corp., a Delaware corporation ("Purchaser") and an affiliate of Constellation Capital Partners LLC ("Constellation"), a private investment firm, hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Imo Industries Inc., a Delaware corporation (the "Company"), and each associated right to purchase shares of the Company's Series B Junior Participating Preferred Stock (individually, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement dated as of April 30, 1997, as amended, between the Company and First Chicago Trust Company of New York (the "Rights Agreement") (such shares of Common Stock and the Rights collectively referred to as the "Shares"), at a price of $7.05 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Schroder & Co. Inc., who is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that, as of the date of such opinion, the consideration to be received by the tendering holders of Shares pursuant to the Offer is fair to such holders of Shares from a financial point of view. A copy of the opinion of Credit Suisse First Boston is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE MORE THAN EIGHTY PERCENT (80%) OF THE SHARES THEN OUTSTANDING (THE "MINIMUM CONDITION"), AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

     The Offer is being made pursuant to a Share Purchase Agreement, dated as of July 25, 1997 (the "Share Purchase Agreement"), between Purchaser and the Company. Pursuant to the Share Purchase Agreement, Purchaser is making the Offer for all outstanding Shares. THE OFFER IS NOT CONDITIONED ON FINANCING OR ON THE RECEIPT OF CONSENTS FROM HOLDERS OF THE COMPANY'S 11 3/4% SENIOR SUBORDINATED NOTES DUE MAY 1, 2006 (THE "NOTES"). THE SHARE PURCHASE AGREEMENT DOES NOT CONTEMPLATE A MERGER OR CONSOLIDATION BETWEEN THE COMPANY AND PURCHASER. It is expected that the Company will remain a separate entity after the consummation of the Offer. The Share Purchase Agreement provides, however, that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the number of the total directors on the Board (giving effect to the directors to be elected as described in this sentence) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Share Purchase Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Share Purchase Agreement is more fully described in Section 10.

     On July 2, 1997, UD Delaware Corp. ("UDDC"), an indirect wholly owned subsidiary of United Dominion Industries Limited ("UDI"), commenced a tender offer to purchase all of the outstanding Shares of the Company at $6.00 net per Share (the "UDI Offer"). The UDI Offer was made pursuant to an Agreement and Plan of Merger, dated as of June 26, 1997 (the "UDI Agreement"), among UDDC, UDI and the Company, and was subject to, among other things, in addition to the conditions that are applicable to Purchaser's Offer, the receipt of consents from holders of a majority of the outstanding principal amount of the Notes to amend certain provisions of the indenture governing the Notes so that such provisions would not be applicable to a merger between UDDC and the Company (the "UDI Merger"). Such consents were being solicited in connection with a tender offer dated July 2, 1997, for any and all of the Notes (the "UDI Note Offer").

     On July 25, 1997, the Company terminated the UDI Agreement and the Board unanimously withdrew its recommendation of the UDI Offer and the UDI Merger. In accordance with the terms of the UDI Agreement, UDI received the sum of $8 million as a "Termination Fee", and $2 million was deposited into an escrow account for payment of certain expenses incurred by UDI and UDDC. On July 29, 1997, UDI and UDDC terminated the UDI Offer and the UDI Note Offer.

     The Company has advised Purchaser that as of July 29, 1997, 17,126,609 Shares were issued and outstanding and that (i) no Shares were held by the subsidiaries of the Company and (ii) 2,882,657 Shares were reserved for future issuance to present or former employees or directors pursuant to employee and director stock options granted pursuant to the Company's stock option plans. As a result, as of the date of this Offer to Purchase, the Minimum Condition would be satisfied if Purchaser acquired pursuant to the Offer 16,007,413 Shares (assuming that all Shares reserved for issuance pursuant to the Company's stock option plans are outstanding at the Expiration Date (as hereinafter defined)).

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, August 27, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Share Purchase Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Share Purchase Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Share Purchase Agreement provides that, without the consent of the Company, Purchaser will not
(i) decrease the price per Share payable pursuant to the Offer, (ii) change the form of consideration payable pursuant to the Offer, (iii) reduce the maximum number of Shares sought pursuant to the Offer, (iv) extend the expiration date of the Offer (except that Purchaser may extend the expiration date of the Offer
(a) as
required to comply with any rule, regulation or interpretation of the Commission or (b) for one or more times each for an aggregate period of up to 15 days (and not to exceed 60 days from the commencement of the Offer) for any reason other than those specified in the immediately preceding clause (a)) or (v) impose conditions to the Offer in addition to those set forth in Section 14. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his or her Shares. See Section 4. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which requires that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

     Subject to applicable law, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if, at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten-business-day period.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn promptly after the latest to occur of (i) the Expiration Date,
(ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the other conditions to the Offer set forth in Section 14, and will promptly pay for all Shares accepted for payment subject to the expiration or termination of any applicable waiting periods under the HSR Act. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in
Section 15 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required under the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Purchaser has filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"), on July 29, 1997, a Premerger Notification and Report Form under the HSR Act in connection with the purchase of Shares pursuant to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Wednesday, August 13, 1997. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information or documentary material from Purchaser. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Purchaser with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Purchaser will request early termination of the waiting period, although there can be no assurance that this request will be granted. Pursuant to the Share Purchase Agreement, Purchaser may, but need not, extend the Offer for one or more periods of 15 days (not to exceed 60 days from the date hereof) if the applicable waiting period under the HSR Act shall not have expired or been terminated prior to the initial Expiration Date. See Section 15 for additional information regarding the HSR Act.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     3. PROCEDURES FOR TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the New York Stock Exchange Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or which signs the Letter of Transmittal, or if payment is to be made or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days on the New York Stock Exchange after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee, in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser, by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or which is a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other dividends, distributions, Shares and other securities declared, paid or distributed in respect of such Shares on or after July 31, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other dividends, distributions, Shares and other securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT SUCH BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S COR-

RECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn by the tendering stockholder at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn by such stockholder at any time after September 28, 1997. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account of the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Gain or loss will be calculated separately for each identifiable block of Shares sold. For federal income tax purposes, such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of such stockholder, and will be long-term capital gain or loss if such Shares have been held for more than one year. A stockholder's ability to deduct capital losses may be limited.

     Withholding. Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, such stockholder may be subject to backup withholding at a rate of 31% with respect to any consideration received pursuant to the Offer. See Section 3. Stockholders should consult their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their own tax advisors regarding withholding taxes.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING FINANCIAL INSTITUTIONS, BROKER-DEALERS, STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the New York Stock Exchange. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the New York Stock Exchange as reported by the Dow Jones News Service since January 1, 1995 and the cash dividends per share declared during such periods.

                                                                                    QUARTERLY CASH
                                                                   HIGH     LOW       DIVIDENDS
                                                                   ----     ---     --------------
Fiscal 1995:
  First Quarter..................................................  $11  1/2 $6  1/4       --
  Second Quarter.................................................    9  1/8  6  1/2       --
  Third Quarter..................................................    9  7/8  8  1/4       --
  Fourth Quarter.................................................    9       5  3/4       --
Fiscal 1996:
  First Quarter..................................................    7  5/8  5  3/4       --
  Second Quarter.................................................    8  1/8  5  3/8       --
  Third Quarter..................................................    5  7/8  4  7/8       --
  Fourth Quarter.................................................    5  1/2  2  3/4       --
Fiscal 1997:
  First Quarter..................................................    3  7/8  3  1/8       --
  Second Quarter.................................................    5  7/8  2  1/4       --
  Third Quarter (through July 30, 1997)..........................    7       5  3/4       --

     On June 25, 1997, the last full trading day prior to the announcement of the execution of the UDI Agreement and of UDI's intention to commence the UDI Offer, the closing price per Share as reported on the New York Stock Exchange was $3 1/4. On July 25, 1997, the last full trading day prior to the announcement of the execution of the Share Purchase Agreement and of Purchaser's intentions to commence the Offer, the closing price per Share as reported on the New York Stock Exchange was $5 15/16. On July 30, 1997, the closing price per Share as reported on the New York Stock Exchange was $6 13/16.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser or the Dealer Manager.

     General. The Company is a Delaware corporation with its principal executive offices located at 1009 Lenox Drive, Building Four West, Lawrenceville, New Jersey 08648. The Company is an integrated multinational industrial manufacturer of a broad range of industrial products through its five core business segments -- Power Transmission, Pumps, Instrumentation, Morse Controls and Roltra-Morse. The Company's products are designed to regulate and control motion, transfer liquids and monitor fluids. The Company markets its products on a worldwide basis to a diverse customer base. In November 1996, the Company announced that it was withdrawing Roltra-Morse from divestiture because threats made by an unsuccessful bidder made it impossible for the Company to receive fair value for the business. As a result of this announcement, Roltra-Morse has been reclassified as a continuing operation and the Company has re-focused its operations on its five core business segments, as follows:

     The Power Transmission business segment designs and produces electronic adjustable-speed motor drives, gears and speed reducers.

     The Pumps business segment designs and produces a broad range of rotary pumps, including a proprietary line of two and three-screw pumps.

     The Instrumentation business segment designs and produces transducers and switches for sensing, measuring and controlling pressure, temperature and liquid level and flow.

     The Morse Controls business segment designs and produces push-pull cable and remote control systems.

     The Roltra-Morse business segment designs and produces automotive products including actuators, window controls, latches and door panels/assemblies.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and 1996 (collectively, the "Company's Reports"). More comprehensive financial information is included in the Company's Reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                              IMO INDUSTRIES INC.
                                AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                          YEAR ENDED          THREE MONTHS ENDED
                                                         DECEMBER 31,             MARCH 31,
                                                     --------------------    --------------------
                                                       1996      1995(1)       1997      1996(2)
                                                     --------    --------    --------    --------
                                                                                 (UNAUDITED)
INCOME STATEMENT DATA:
Net sales.........................................   $468,645    $472,367    $119,546    $121,415
Gross profit......................................    132,628     131,898      35,459      35,558
Selling, general and administrative expenses......     95,232      87,875      23,931      22,332
Research and development expenses.................      9,290       7,736       2,267       2,275
Unusual items.....................................     24,573      10,208      12,900          --
Interest expense..................................     33,317      31,463       8,402       8,290
Income (loss) from continuing operations before
  extraordinary item..............................    (41,773)     12,529     (12,842)      1,940
Discontinued operations net of taxes..............     (8,142)     21,625          --          --
Extraordinary item -- loss on extinguishment of
  debt............................................     (8,455)     (4,444)         --          --
Net income (loss).................................   $(58,370)   $ 29,710    $(12,842)   $  1,940

                                                          YEAR ENDED          THREE MONTHS ENDED
                                                         DECEMBER 31,             MARCH 31,
                                                     --------------------    --------------------
                                                       1996      1995(1)       1997      1996(2)
                                                     --------    --------    --------    --------
                                                                                 (UNAUDITED)
Earnings (loss) per share:
  Continuing operations before extraordinary
     item.........................................   $  (2.44)   $   0.73    $  (0.75)   $   0.11
  Discontinued operations.........................       (.48)       1.27          --          --
  Extraordinary item..............................       (.49)       (.26)         --          --
  Net income (loss)...............................      (3.41)       1.74        (.75)        .11
Weighted average number of shares outstanding.....     17,100      17,049      17,125      17,085

---------------
(1) Restated to conform to 1996 presentation.

(2) Restated to conform to 1997 presentation.

                                                                AT                         AT
                                                    ---------------------------   ---------------------
                                                    DECEMBER 31,   DECEMBER 31,   MARCH 31,   MARCH 31,
                                                        1996         1995(1)       1997(2)     1996(2)
                                                    ------------   ------------   ---------   ---------
                                                                                       (UNAUDITED)
BALANCE SHEET DATA:
Working capital...................................    $ 44,125       $ 62,777     $  33,839   $  87,974
Total current assets..............................     202,507        205,015       212,409     169,852
Total assets......................................     411,614        434,922       407,957     387,805
Total current liabilities.........................     158,382        142,238       178,570      81,878
Long-term debt....................................     251,860        231,561       246,324     249,203
Total liabilities.................................     465,544        428,374       478,449     378,623
Total shareholders' equity (deficit)..............     (54,884)         5,342       (71,328)      9,182

---------------
(1) Restated to conform to 1996 presentation.

(2) The March 31, 1996 balance sheet data treat the Roltra-Morse business segment of the Company as a discontinued operation, while the March 31, 1997 balance sheet data treat the Roltra-Morse business segment as a continuing operation of the Company.

     In connection with Purchaser's review of the Company and in the course of the negotiations between Purchaser and the Company described in Section 10, the Company provided Purchaser with certain business and financial information, including unaudited financial data for the six months ended June 30, 1997, including sales of $246.2 million, earnings before interest and income taxes of $7.8 million and net loss of $10.4 million.

     The Company has advised Purchaser that it does not as a matter of course make public forecasts as to future performance or earnings. However, in connection with Purchaser's due diligence review of the Company described in
Section 10, the Company provided to Purchaser certain projections relating to the Company's forecasted operating results for future periods, including 1997, 1998 and 1999. Purchaser has been advised that such information was prepared by the Company solely as part of the Company's annual planning process, independent of the Company's potential sale to Purchaser. Such projections included forecasts of sales of $485.9 million, $521.0 million and $564.0 million, gross profit of $146.1 million, $163.9 million and $181.1 million, income from operations of $22.7 million, $41.3 million and $53.1 million and net income
(loss) of $(13.6 million), $5.1 million and $16.1 million for 1997, 1998 and 1999, respectively.

     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE PROJECTIONS. THESE

PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WILL BE REALIZED OR THAT ACTUAL RESULTS WILL NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PURCHASER BY THE COMPANY. NONE OF PURCHASER, THE COMPANY, THEIR FINANCIAL ADVISORS OR ANY OTHER ENTITY OR PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS. NONE OF PURCHASER, THE COMPANY OR ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THESE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THESE PROJECTIONS ARE SHOWN TO BE IN ERROR.

     The Shares are listed on the New York Stock Exchange and are registered pursuant to Section 12(b) of the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as to particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees. Requests should be directed to the Commission's Public Reference Branch, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Such information may also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     8. CERTAIN INFORMATION CONCERNING PURCHASER. Purchaser, a newly incorporated Delaware corporation organized in connection with the Offer, has not carried on any activities other than in connection with the Offer. The principal offices of Purchaser are located at 9211 Forest Hill Avenue, Suite 109, Richmond, Virginia 23235. Purchaser, an affiliate of Constellation, is a corporation controlled by Mitchell P. Rales and Steven M. Rales (the "Controlling Stockholders").

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant operating assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Purchaser is newly formed, no meaningful operating information regarding Purchaser is available. However, a balance sheet of Purchaser is set forth below. The Controlling Stockholders have represented and warranted to the Company that for so long as the Offer remains outstanding, they will cause the funds with which Purchaser is currently capitalized to remain in Purchaser, available to be used to consummate the purchase of Shares in the Offer. Notwithstanding any other provision contained in this Offer to Purchase or the Letter of Transmittal, at any time prior to the payment for Shares accepted for payment in the Offer, Purchaser may assign its right to purchase Shares to any entity directly or indirectly wholly owned by the Controlling Stockholders.

     Steven M. Rales and Mitchell P. Rales beneficially and directly own 92% of the outstanding common stock of Purchaser. The Controlling Stockholders also own 100% of Constellation, a private investment firm, and of Colfax Capital Corporation ("Colfax"), a private investment firm. Approximately 39.4% of the outstanding common stock of Danaher Corporation (the "Asset Purchaser") is beneficially owned by the Controlling Stockholders, directly or through certain limited liability companies. The Controlling Stockholders are directors of Colfax, the Asset Purchaser and Purchaser, and are members of the Board of Managers of Constellation. The offices of the Controlling Stockholders are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037.

     The name, citizenship, residence or business address, principal occupation or employment, and five-year employment history for the Controlling Stockholders, and each of the directors and executive officers of Purchaser and certain other information are set forth in Schedule I hereto.

     Except as described below or elsewhere in this Offer to Purchase, including
Schedule I hereto, (i) none of Purchaser, the Controlling Stockholders, nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser, the Controlling Stockholders or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) neither Purchaser nor the Controlling Stockholders nor, to the best knowledge of Purchaser, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days. Mr. Philip W. Knisely, President and Chief Executive Officer of Purchaser, beneficially owns 3,000 Shares jointly with his wife and an additional 2,000 Shares held through an individual retirement account. In addition, Mr. John A. Young, Vice President and Secretary of Purchaser, beneficially owns 1,500 Shares through an individual retirement account. Neither Mr. Knisely nor Mr. Young owns more than 1% of the Shares.

     Except as provided in the Share Purchase Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, the Controlling Stockholders nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994, neither Purchaser nor the Controlling Stockholders nor, to the best knowledge of Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between any of Purchaser, the Controlling Stockholders, or any of their respective subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Financial Information of Purchaser. Set forth below is selected balance sheet data of Purchaser as of July 24, 1997. Purchaser was incorporated on July 22, 1997, and has conducted no operations since then.

                              II ACQUISITION CORP.

                            SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                                       AT
                                                                                    JULY 24,
                                                                                      1997
                                                                                    --------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................................  $130,000
Total assets......................................................................   130,000
Long-term debt....................................................................   125,000
Total liabilities.................................................................   125,000
Total shareholders' equity........................................................     5,000

     9. FINANCING OF THE OFFER. The total amount of funds required by Purchaser to consummate the Offer and to pay related fees and expenses is estimated to be approximately $130 million. Purchaser has obtained all of such funds from the Controlling Stockholders and their affiliates. Purchaser has issued a Senior Note in the amount of $50,000,000 (the "JFC Note") to Janelia Farm Corp., a Virginia corporation that is wholly owned by the Controlling Stockholders. The JFC Note, which will mature on May 15, 2007, bears interest at a variable rate per annum equal to the sum of (a) the rate published from time to time in the Wall Street Journal, as its "prime" rate, determined with respect to the date that is two business days prior to the applicable interest payment date ("Prime") and (b) 0.25%, payable on the fifteenth day of November and May of each year. At the option of Purchaser, interest will be payable by adding to the principal amount of the JFC Notes through May 15, 2002, after which time interest will be payable solely in cash.

     In addition, Purchaser has issued Subordinated Notes in the aggregate amount of $75,000,000 to the Controlling Stockholders (the "Subordinated Notes"). The Subordinated Notes will mature on May 15, 2007, and bear interest at a variable rate per annum equal to the sum of (a) Prime and (b) 0.375%, payable on the fifteenth day of November and May of each year. At the option of Purchaser, interest will be payable by adding to the principal amount of the Subordinated Notes through May 15, 2002, after which time interest will be payable solely in cash. The Subordinated Notes are subordinated in right of payment to the JFC Note.

     Purchaser anticipates that indebtedness incurred under the JFC and Subordinated Notes will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by affiliates of Purchaser, bank financing and the public or private sale of debt or equity securities. No decision has been made concerning the method Purchaser will employ to repay such indebtedness. Such decision will be made based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Purchaser may deem appropriate.

     Purchaser currently intends to refinance the Company's obligations under the Credit Agreement, dated as of April 29, 1996 (as amended, the "Credit Agreement"), among the Company, Varo Inc., Warren Pumps Inc., the lenders from time to time party thereto, the issuing banks from time to time party thereto and Citicorp USA, Inc., as Agent. Purchaser currently intends to obtain such funds pursuant to new credit facilities (the "Credit Facilities") of up to $147,400,000 of senior, secured financing consisting of (a) a $70,000,000 revolving credit facility (the "Revolving Facility") and (b) a $77,400,000 term loan facility (the "Term Facility") for which Purchaser has received a commitment from The Bank of Nova Scotia ("Scotia") and NationsBank, N.A. ("NationsBank") (collectively, the "Managing Agents") pursuant to a commitment letter (the "Commitment Letter") dated July 24, 1997 among Scotia, NationsBank, Constellation and Purchaser. The Revolving Facility will also be used for the general corporate and working needs of the Company and its Subsidiaries, to refinance up to $40,000,000 of the Notes and, in an amount not to exceed $20,000,000, to pay fees and expenses arising in connection with the acquisition of the Company and certain other related transactions.

     The Credit Facilities will (a) be secured by (i) a lien on all the capital stock of the Company acquired by Purchaser in the Offer and in each of the Company's Subsidiaries, (ii) all property and assets of the Company and its domestic subsidiaries and (iii), subject to certain limits, a pledge of all notes evidencing intercompany indebtedness owing to the Company or its domestic subsidiaries and (b) be guaranteed by Purchaser.

     The loans under the Credit Facilities will bear interest at the Company's option either at (a) Scotia's alternative base rate or (b) Scotia's reserve-adjusted LIBO rate plus, in each case, a margin determined by reference to the Company's leverage ratio.

     The obligation of the Managing Agents to provide the Credit Facilities and the initial extension of credit is subject to a number of conditions including, without limitation, (a) certain conditions customary to commitments of this nature; (b) review and satisfaction of the final structure and documents related to the transactions referred to in the Commitment Letter (including the Offer), and the source and uses of proceeds used to consummate the transactions referred to in the Commitment Letter; (c) Purchaser having acquired in the Offer the higher of (i) 80% of the Shares outstanding on July 24, 1997 and (ii) a sufficient number of Shares to control the Company's Board of Directors; (d) Purchaser being obligated to purchase preferred stock of the Company in an amount of $156,550,000 to redeem all Notes that can potentially be put to the Company as a result of the change in control caused by the Offer and that Purchaser is committed to purchase preferred stock of the Company in an amount of not less than $40,000,000 (the "Initial Capital Contribution") within 60 days following the date definitive documents relating to the Credit Facilities are delivered by the Company and the lenders (the "Bank Closing Date") if the Initial Sale (as defined below) has not been consummated; and (e) the Company having a committed unsecured line of credit (the "Unsecured Line") in an amount of $10,000,000 which shall be converted into preferred equity of the Company if the Initial Sale does not occur within 60 days of the Bank Closing Date.

     The Commitment Letter provides that in addition to the fee to be paid to each of Scotia and NationsBank in accordance with the terms of a fee letter, there is also to be a fee payable to the lenders with a commitment to make Revolving Loans in the amount equal to the applicable LIBO rate margin which will accrue on the daily average unused portion of all outstanding letters of credit payable quarterly in arrears. In addition, the Commitment Letter provides that a non-refundable fee will accrue on the daily average unused portion of the Revolving Facility commitments payable quarterly in arrears and on the final maturity of the Revolving Facility in an amount determined by the Company's leverage ratio.

     The definitive credit agreement for the Credit Facilities is expected to provide for various representations, warranties and covenants. In addition to customary affirmative covenants, the definitive credit agreement will provide for (a) the sale of assets within 60 days following the Bank Closing Date resulting in net cash proceeds to the Company of no less than $85,000,000 (the "Initial Sale") and (b) a covenant from Purchaser to (i) purchase preferred stock of the Company in an amount sufficient to pay for all Notes which may be put to the Company resulting from the change in control caused by the Offer and
(ii) make the Initial Capital Contribution if the Initial Sale does not occur within 60 days of the Bank Closing Date.

     The definitive credit agreement will also provide for customary negative and financial covenants including (a) additional indebtedness, (b) dividends and similar distributions, (c) liens and encumbrances, (d) asset dispositions and similar transfers, (e) investments, acquisitions and capital expenditures, (f) mergers, consolidations and similar combinations, (g) transactions with affiliates, and (h) financial ratios.

     Although Purchaser expects that the Credit Facilities will be available to provide funds in accordance with their respective terms, there can be no assurance that the Credit Facilities will be consummated.

     Purchaser intends to provide an unsecured line of credit in the amount of $10,000,000 to the Company. Loans made pursuant thereto would mature on the earlier of 60 days following the Bank Closing Date or the consummation of the Initial Sale. If the consummation of the Initial Sale does not occur within 60 days following the Bank Closing Date all outstanding debt thereunder would be converted into preferred stock of the Company having terms identical to the terms of the preferred stock to be issued as described in the next paragraph and having a liquidation preference equal to the principal amount of the loans to be exchanged. This unsecured line of credit is intended to satisfy the condition in the Commitment Letter that the Unsecured Line be in place.

     Purchaser does not intend to prepay or refinance the Notes at this time. However, under Section 4.10 of the indenture governing the Notes (the "Notes Indenture"), if the Offer is consummated, each holder of Notes will have the right to require the Company to purchase such Notes at a price equal to 101% of the aggregate principal amount of the Notes to be so purchased. In order to facilitate any required purchase of Notes and the potential need to make the Initial Capital Contribution, Purchaser has entered into a Stock Subscription Agreement, dated as of July 23, 1997, with Colfax (the "Colfax Agreement"), pursuant to which Colfax has agreed to purchase up to 2,000 shares of preferred stock, par value $0.01 per share, of Purchaser ("Purchaser Preferred Stock"), at $100,000 per share, or up to an aggregate of $200,000,000. The Purchaser Preferred Stock would pay cumulative dividends at the rate of 7% per annum, payable only when declared, and would be subject to mandatory redemption on December 31, 2001. Pursuant to the terms of the Colfax Agreement, Colfax has agreed to purchase the Purchaser Preferred Stock when requested to do so by Purchaser. Purchaser and the Company will enter into a comparable agreement providing for the purchase by Purchaser of up to $200,000,000 of preferred stock of the Company paying cumulative dividends of 7% per annum, payable only when declared. Such preferred stock would be issued and sold when called for by the Company after the consummation of the Offer made hereunder in an aggregate amount not in excess of the amount needed to fund the purchase price payable by the Company for Notes required to be purchased pursuant to Section 4.10 of the Notes Indenture and to the fund the Initial Capital Contribution. The funds made available pursuant to the Colfax Agreement would enable the Company to purchase Notes as discussed above.

     Copies of the Commitment Letter and the Colfax Agreement have been filed as Exhibits to the Schedule 14D-1 and the foregoing summary is qualified in its entirety by reference to such Exhibits.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE SHARE PURCHASE AGREEMENT.

     Background of the Offer; Contacts with the Company.   In July, 1995, an
affiliate of Purchaser contacted the Company and expressed interest in the power transmission business of the Company. The Company responded that it was not interested in selling the power transmission business at that time and there were no further contacts with respect to such business.

     In February, 1997, representatives of an affiliate of Purchaser met with representatives of Credit Suisse First Boston to discuss, among other things, Purchaser's interest in acquiring the Company. Credit Suisse First Boston indicated that the Company was evaluating its options at that time.

     On March 21, 1997, the Company announced that it had engaged Credit Suisse First Boston to assist it in evaluating strategic alternatives for enhancing stockholder value and reducing leverage, including the possible merger or sale of the Company. On May 13, 1997, Constellation was invited to participate in a private auction of the Company. On May 19, 1997, Constellation entered into a confidentiality agreement with the Company agreeing to keep certain information confidential and not to take certain action to obtain control of the Company. See "Confidentiality Agreement" in this Section 10.

     On June 2, 1997, after reviewing the limited information contained in an information memorandum prepared by Credit Suisse First Boston provided to Constellation, Mr. John A. Young, Vice President of Constellation, informed the Company by letter that Constellation, in partnership with the Asset Purchaser, was interested in acquiring the Company at $6.00 to $7.50 per Share, payable in cash and based on the information contained in the information memorandum and on Constellation's internal review of the Company's publicly filed information. Mr. Young stated in his letter that any definitive offer would not be subject to financing.

     On June 6, 1997, John M. Glazer of Credit Suisse First Boston, sent a letter to Mr. Young inviting Constellation and the Asset Purchaser to attend due diligence presentations at the Company on June 18 and 19, 1997.

     On June 17, 1997, representatives of Credit Suisse First Boston informed Mr. Young that Constellation would have to delay its due diligence review, scheduled for June 18 and 19, until the week of July 7, 1997.

     On June 26, 1997, the Company announced that it had entered into the UDI Agreement, which provided, among other things, for the UDI Offer to purchase all outstanding Shares at $6.00 per Share, and for the UDI Note Offer.

     On June 27, 1997, Mr. Young sent a letter (the "June 27 Letter") to Messrs. Alan H. Howard and Jonathan K. Rouner of Credit Suisse First Boston indicating Constellation's disappointment that the Company had entered into the UDI Agreement without affording Constellation and the Asset Purchaser an opportunity to conduct due diligence. The June 27 Letter requested that Constellation be given access to management, the Company's facilities and the confidential information provided to UDI and indicated that Constellation was prepared to move quickly to conclude an agreement that would provide greater value to the Company's stockholders than the UDI Offer even taking into account the breakup fee payable to UDI under the UDI Agreement.

     On June 30, 1997, Constellation was informed by representatives of Credit Suisse First Boston that the Company's Board of Directors agreed to provide Constellation and its representatives access to the same information and people as was provided to UDI. Constellation conducted its due diligence review from July 2, 1997 to July 23, 1997.

     On July 22, 1997, counsel for Purchaser sent to counsel for the Company a draft of the agreement that Purchaser would propose if the Board of Directors of the Company determined to release Purchaser from the standstill provisions contained in the Confidentiality Agreement and if Purchaser determined to make a proposal to acquire the Shares. The draft agreement did not include a price for the Shares. The differences between the draft agreement and the UDI Agreement principally reflected the absence of a merger involving the Company after successful completion of the Offer and an offer to purchase the Notes or a solicitation of consents to amend the indenture governing the Notes. Purchaser's purpose in delivering such a draft agreement was to expedite the Board's review of any offer made by Purchaser if the Board determined to release Purchaser from the standstill provisions contained in the Confidentiality Agreement.

     On July 24, 1997, Philip W. Knisely, President and Chief Executive Officer of Purchaser, sent a letter (the "July 24 Letter") to the Company's Board of Directors indicating that if the Board were to release Constellation from the standstill provisions of the Confidentiality Agreement, it would be willing to offer $7.05 per Share in cash for the Company. The full text of the July 24 Letter follows:

     July 24, 1997

     Imo Industries Inc.
     1009 Lenox Drive
     Lawrenceville, NJ 08648-0550

     Attention: Mr. Donald K. Farrar
            Chairman and Chief Executive Officer

     Dear Mr. Farrar:

     Our review of Imo Industries ("Imo") has confirmed our interest in a transaction with Imo, on a basis that represents a superior opportunity for Imo's shareholders, employees, suppliers and customers.

     If Imo's Board of Directors releases us from the standstill provisions of our letter agreement dated May 19, 1997, we are prepared to propose an all-cash acquisition of Imo, not conditioned on financing, at a price of $7.05 per share.

     Our proposal would take the form of a tender offer by a new company, II Acquisition Corp. ("Purchaser"), that is wholly owned by Steven and Mitchell Rales. Our offer would not be contingent on any kind of refinancing, repurchase or consent solicitation relating to the Senior Subordinated Notes or other Imo debt. Our offer would be for all Imo shares, so that all shareholders would have the opportunity to participate in it. Subject only to these changes, any agreement we would enter into with you would closely track the United Dominion Industries Limited ("UDI") Merger Agreement, including the provisions as to a termination fee and payment of expenses.

     We are prepared to enter into the Share Purchase Agreement sent to your counsel on July 21 by our counsel, with the changes set forth in the July 23 memorandum to your counsel, responding to your comments. We have sent you earlier today a complete copy of the Share Purchase Agreement that incorporates those changes.

     As stated, our offer would not be subject to financing. Purchaser has on hand the funds needed to complete the tender offer. The funds are in Purchaser's account (No. RAAFF) at Credit Suisse First Boston Corporation. We enclose a letter from the Rales brothers to Imo, undertaking that if the Share Purchase Agreement is signed, the funds will remain available to complete the tender offer in accordance with its terms.

     We understand that Imo's credit agreement and note indenture contain acceleration or put provisions in the event of a change of control of Imo. In this connection, we have sent to you earlier today: (1) a bank commitment letter as to the refinancing of Imo's credit agreement; (2) a subscription agreement between Purchaser and an affiliate, Colfax Capital Corporation, by which Colfax Capital agrees to purchase preferred stock of Purchaser in an amount sufficient to enable Purchaser to fund Imo's payment of the notes; and (3) a balance sheet of Colfax Capital.

     We believe that the transaction we have outlined represents an opportunity for your shareholders, and is in fact on terms substantially more favorable to your shareholders than the UDI offer. The price we would be prepared to offer represents a premium of 116.9% over the market price of Imo's stock prior to the announcement of the UDI offer and is 17.5% higher than the price offered by UDI.

     We are prepared to move quickly to execute and close an agreement. We hope that you and your fellow directors will view our willingness to make the offer described above as we do -- an excellent opportunity for the shareholders of Imo to realize full value for their shares.

     We trust that Imo's Board of Directors will give prompt and serious consideration to the proposal outlined above, and will not take any actions that would adversely affect your shareholders' ability to receive the benefits of this proposed transaction. Our desire is to work together with you to reach agreement on a transaction which can be presented to your shareholders as the joint effort of the directors and managements of both companies.

     In light of the timing of the UDI offer, it is very important that we hear from you as promptly as practicable. Moreover, we have previously furnished to you and your counsel the form of the transaction agreement, as well as the commitment letter and subscription agreement referred to above, so that essentially the only issue before the Board is the per share price. Accordingly, please be advised that we are not prepared to make the proposal referred to in this letter unless the proposal can be made and accepted as contemplated by 9:00 P.M., EDT tonight.

     We appreciate the courtesies and professionalism from you and your colleagues during our recent due diligence review process. That process has enabled us to confirm our favorable view of Imo.

     We look forward to hearing from you, and to working together. I will be available from 4:00 P.M. to 9:00 P.M. at 804-560-4072 to answer any questions you may have regarding our offer.

     Sincerely,

     /s/ PHILIP W. KNISELY
     Philip W. Knisely
     President

     Prior to 9:00 p.m. on July 24, 1997, Mr. Farrar informed Mr. Knisely that the Company's Board of Directors would need until Sunday afternoon, July 27, 1997, to consider and react to the July 24 Letter. Representatives of Purchaser informed representatives of the Company that the July 24 Letter would be extended until midnight on July 24, 1997, provided the Company agreed not to solicit any competing offers during such extension period. At midnight, certain issues remained unresolved, and the parties negotiated for several more hours that night. Negotiations were terminated at 3:00 in the morning on July 25, 1997. A number of additional discussions among the financial and legal advisors to the Company and Purchaser were held in the late morning and early afternoon on July 25 without resolution. At approximately 5:00 p.m. on July 25, 1997, Constellation was informed that the Company's Board of Directors had released Constellation from the standstill provisions in the Confidentiality Agreement to the extent necessary to permit Constellation and Purchaser to make the proposal discussed in the July 24 Letter. After such release on July 25, 1997, the Board of Directors of the Company approved the Share Purchase Agreement and the Offer. The Board of Directors of the Company also withdrew its recommendation of the UDI Offer and UDI Merger.

     On the same day, the Company notified UDI that it was terminating the UDI Agreement. Simultaneously therewith, Purchaser, on behalf of the Company, deposited $10 million in an account with Credit Suisse First Boston and provided Credit Suisse First Boston with irrevocable payment instructions to disburse $8 million of such funds to UDI and to disburse the remaining funds to UDI for reimbursement of its expenses, all in accordance with the terms of the UDI Agreement. The UDI Agreement was terminated when these actions were completed. The Share Purchase Agreement was executed and delivered in the evening of July 25, 1997, and the Company and Purchaser announced the execution of such agreement later that evening.

     On July 28, 1997, the Company filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Commission on July 2, 1997 in response to the UDI Offer, reflecting the withdrawal of the Board's recommendation of the UDI Offer. On July 29, 1997, UDI terminated the UDI Offer and the UDI Note Offer.

     The Share Purchase Agreement. The following is a summary of the Share Purchase Agreement, a copy of which has been filed as an Exhibit to the Schedule 14D-1 filed by Purchaser with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Share Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Share Purchase Agreement.

     The Offer. The Share Purchase Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the first public announcement of the execution of the Share Purchase Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser has expressly reserved the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser has agreed with the Company that, without the consent of the Company, no change in the Offer may be made that decreases the price per Share payable in the Offer, that changes the form of consideration payable in the Offer, that reduces the maximum number of Shares sought pursuant to the Offer, that extends the expiration date of the Offer (except that Purchaser may extend the expiration date of the Offer (a) as required to comply with any rule, regulation or interpretation of the Commission or (b) for one or more times each for an aggregate period of up to 15 days (and not to exceed 60 days from the date of commencement) for any reason other than those specified in the immediately preceding clause (a)), or that imposes conditions to the Offer in addition to those set forth in Section 14 hereof.

     Termination of the UDI Offer. The Share Purchase Agreement provides that the Company has given or is simultaneously giving notice to UDI of the termination of the UDI Agreement and has effected payment to UDI of the $8 million fee contemplated by Section 8.03(a) of the UDI Agreement and the deposit in escrow of $2 million for payment to UDI in reimbursement of "Expenses" (as defined in the UDI Agreement) by Purchaser having deposited such sums in an account with a recognized commercial or investment bank and providing irrevocable instructions for transmission of such funds to UDI upon its request and, in the case of the funds for reimbursement of Expenses, submission of evidence of the incurrence hereof. The Share Purchase Agreement provides that upon the happening of the foregoing, the termination of the UDI Agreement shall have become effective.

     The Company represents that the Company's Board of Directors has unanimously withdrawn its recommendation of the UDI Agreement and the transactions contemplated thereby and recommends that the Company's stockholders not tender their Shares pursuant to the tender offer commenced by UDI pursuant to the UDI Agreement. Within two business days of the date of the Share Purchase Agreement, the Company has agreed to amend its outstanding Schedule 14D-9 dated July 2, 1997, filed with the Commission in response to the UDI Offer, to reflect the recommendations of the Company's Board of Directors described above, and to file such amendment with the Commission and distribute it to the Company's stockholders.

     Certain Actions of the Company. In the Share Purchase Agreement, the Company has represented that the Board, at a meeting duly called and held on July 25, 1997, has, among other things, unanimously taken all action to avoid the occurrence of a "Distribution Date" or a "Triggering Event" (each as defined in the Rights Agreement) with respect to the purchase of Shares by Purchaser pursuant to the Offer, and approved, for purposes of Article X of the Company's Certificate of Incorporation, a Business Combination (as defined therein) between Purchaser (or any affiliate of Purchaser) and the Company, whereby each Share (other than dissenting Shares and Shares owned by Purchaser or its affiliates) outstanding at the time of such Business Combination would be cancelled and the holder thereof would be entitled to receive an amount in cash equal to, (I) if such Business Combination occurs within one year of the date of the Share Purchase Agreement, not less than $7.05, or (II) if such Business Combination occurs after one year from the date of the Share Purchase Agreement, an amount that is not less than $7.05 and that, in the opinion of a nationally recognized investment bank addressed to the Board, is fair from a financial point of view to such holders.

     Rights Agreement. The Company represented in the Share Purchase Agreement that as a result of the Board's withdrawal of its recommendation of the UDI Agreement and the transactions contemplated thereby, any acquisition of Shares that results in UDI becoming an "Acquiring Person" (as defined in the Rights Agreement) shall constitute a "Triggering Event" under the Rights and the Rights Agreement.

     Stock Options. The Share Purchase Agreement provides that all stock options granted under the Stock Option Plans shall, at the Consummation Date, to the extent permitted by the applicable Stock Option Plan and stock option agreement (if any), be canceled, and the holder thereof shall be entitled to receive from the Company (or from Purchaser, if payment by the Company would not be permitted under the Credit Agreement or the Indenture dated as of April 15, 1996, between the Company and IBJ Schroder Bank & Trust Company, as Trustee), on the Consummation Date after the purchase of Shares pursuant to the Offer, or as soon as practicable thereafter, in consideration for the cancellation of such option, an amount in cash (subject to any applicable withholding tax) equal to the product of (a) the number of Shares previously subject to such option and
(b) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such option (the "Option Spread Amount"). If the cancellation of any option described above is not permitted by the Stock Option Plan or stock option agreement applicable to such options (the "Inapplicable Options"), then Purchaser agreed to pay to holders of such Inapplicable Options an amount in cash equal to the applicable Option Spread Amount upon surrender of such Inapplicable Options by such holders.

     Conduct of Business. Pursuant to the Share Purchase Agreement, the Company has covenanted and agreed that, between the date of the Share Purchase Agreement and the election or appointment of Purchaser's designees to serve on the Company's Board of Directors (the "Purchaser's Election Date"), unless Purchaser shall otherwise agree in writing, each of the Company and its Subsidiaries shall conduct its business only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Share Purchase Agreement also provides that, except with the prior written consent of Purchaser or as contemplated by the Share Purchase Agreement, the Company agrees that neither the Company nor any Subsidiary shall, between the date of the Share Purchase Agreement and the Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following: (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents, each as amended to date (the "Constituent Documents"); (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 2,000,000 Shares issuable pursuant to Stock Option Plans outstanding on the date thereof) or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for such declarations, set asides, dividends and other distributions made by any Subsidiary to the Company; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e)(i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement, other than any contract or agreement entered into in the ordinary course of business consistent with past practice and which requires payments by the Company or its Subsidiaries in an aggregate amount of less than $250,000; (iv) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract, except in the ordinary course of business consistent with past practice; or (v) authorize any single capital expenditure (excluding software development activity) which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $2,500,000 for the Company and its Subsidiaries taken as a whole; (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary (other than in connection with hiring and terminating employees in the ordinary course of the Company's business), or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any proposal to adopt or amend any such plan; (g) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable); (h) make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Company's consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 or subsequently incurred in the ordinary course of business and consistent with past practice; or (j) settle or comprise any pending or threatened suit, action or claim that is material or which relates to any of the transactions contemplated by the Share Purchase Agreement (the "Transactions"); or (k) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing.

     Designation of Directors. The Share Purchase Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding. Pursuant to the Share Purchase Agreement, the Company agrees, at such time of purchase, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Share Purchase Agreement also provides that, at such times, the Company shall use all reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board with respect to (a) each committee of the Board (some of whom may be required to be independent as required by applicable law or requirements of the New York Stock Exchange, Inc. (the "New York Stock Exchange")), (b) each board of directors of each Subsidiary and (c) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, the Share Purchase Agreement provides that until the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis, the Company shall use all reasonable efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the Subsidiaries as of the date thereof who are not employees of the Company shall remain members of the Board and of such boards and committees.

     Amendments. The Share Purchase Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph, any amendment of the Share Purchase Agreement or the Constituent Documents of the Company, any termination of the Share Purchase Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or any waiver of any of the Company's rights thereunder will require the concurrence of a majority of those directors of the Company then in office other than directors designated by Purchaser or directors who are employees of the Company or, if no such directors are then in office, no such amendment, termination, extension or waiver shall be effected which is materially adverse to the holders of Shares (other than Purchaser and its affiliates).

     Access to Information; Confidentiality. Pursuant to the Share Purchase Agreement, from the date of the Share Purchase Agreement to the consummation of the Offer, the Company agreed to, and to cause its Subsidiaries to, afford the officers, employees and agents of Purchaser and persons providing or committing to provide Purchaser or its affiliates with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary and to furnish Purchaser and persons providing or committing to provide Purchaser or its affiliates with financing for the Transactions with all financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request. Purchaser agreed in the Share Purchase Agreement to keep all such information obtained in accordance with this paragraph confidential in accordance with the confidentiality agreement, dated May 19, 1997 (the "Confidentiality Agreement"), between Constellation Capital Partners LLC and the Company.

     No Solicitation of Transactions. The Company has agreed that neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any Material Subsidiary or any business combination with the Company or any Material Subsidiary or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing and the Company has agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Share Purchase Agreement permits the Board to furnish information to, or enter into discussions or negotiations with, any person in connection with an unsolicited (from the date of the Share Purchase Agreement) proposal in writing by such person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of its Subsidiaries, if, and only to the extent that, (a) the Board, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by Delaware Law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company uses its reasonable efforts to obtain from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. Moreover, the Company agreed (x) to notify Purchaser promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall inform Purchaser of the terms and conditions of any such proposal or offer of the details of any such inquiry or contact and (y) not to release any third party from, or waive any provision of, any confidentiality or, subject to the fiduciary duties of the Board, standstill agreement to which the Company is or may become a party.

     Indemnification and Insurance. Pursuant to the Share Purchase Agreement, the Certificate of Incorporation and Bylaws of the Company shall, for a period of six years from the Consummation Date, contain provisions no less favorable with respect to indemnification than are currently set forth in Article XIII of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for such period in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of the Share Purchase Agreement to and including the Consummation Date were directors, officers, employees, fiduciaries or agents (collectively "Representatives") of the Company in respect of acts or omissions occurring at or prior to the Consummation Date (including, without limitation, the matters contemplated by the Share Purchase Agreement), unless such modification shall be required by law. Moreover, from and after the Purchaser's Election Date, the Share Purchase Agreement prohibits the amendment, repeal or other modification of the indemnification and advancement of expenses provisions of Article XIII of the Bylaws of the Company or the Constituent Documents of any of its Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Consummation Date were Representatives of the Company or any of its Subsidiaries in respect of acts or omissions occurring at or prior to the Consummation Date (including, without limitation, the matters contemplated by the Share Purchase Agreement), unless such modification is required by law.

     The Share Purchase Agreement also provides that the Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former Representative of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Consummation Date), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a Representative, whether occurring before or after the Consummation Date, for a period of six years after the date of the Share Purchase Agreement (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, and, with respect to Indemnified Parties who are or were directors or officers of the Company, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law).

     Pursuant to the Share Purchase Agreement, the Company for a period of six years after the Consummation Date, agreed to maintain in effect, insurance coverage, if available, equivalent to that provided by the directors' and officers' liability insurance policies currently maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring on or prior to the Consummation Date; provided, however, that in no event shall the Company be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (which annual premiums the Company has represented in the Share Purchase Agreement to be approximately $300,000).

     The Share Purchase Agreement provides that in the event the Company, Purchaser or any of their respective successors or assigns (a) consolidates with or merges into any other person (including a merger of the Company with or into Purchaser) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Purchaser, as the case may be, shall assume the obligations described above.

     Employee Benefits. Pursuant to the Share Purchase Agreement, for a period of one year from the Consummation Date, Purchaser has agreed to, or to cause the Company, to, maintain the employee benefit plans (other than the Stock Option Plans) which the Company maintains for the benefit of, or which are open to, a majority of the employees of the Company on the terms in effect on the date of the Share Purchase

Agreement, or such other plans, arrangements or programs as will provide employees with benefits that in the aggregate are substantially equivalent to, and no less favorable than, those provided under the employee benefit plans (other than the Stock Option Plans) as in effect on the date of the Share Purchase Agreement. In addition, in the event of a merger or consolidation between Purchaser or any affiliate of Purchaser and the Company, Purchaser shall, or shall cause the surviving corporation of such merger or consolidation to, assume and agree to perform specified "Change of Control Agreements" in the same manner and to the same extent that the Company is required to perform such agreements. Such Change of Control Agreements provide for payments to certain officers and other employees of the Company upon termination of employment, diminution of responsibility or salary or other circumstances following a change of control of the Company. If Purchaser consummates the Offer, a change in control will occur under the Change of Control Agreements.

     Provision of Funds. Pursuant to the Share Purchase Agreement, the Purchaser represented that it has received bank commitment letters and has entered into a preferred stock subscription agreement with an affiliate relating to the provision of sufficient funds (a) to satisfy the Company's obligations under Section 4.10 of the Indenture with respect to the Notes; and (b) to refinance the Credit Agreement. The Purchaser also represented that, in each case, such funds will be provided to the Company substantially on the terms set forth in the commitment letters and subscription agreement that have been provided to the Company.

     Representations and Warranties. The Share Purchase Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to the Company's filings with the Commission, consolidated financial statements of the Company and its Subsidiaries, the absence of certain changes or events concerning the Company's business, compliance with law and certain contracts, litigation, insurance, licenses and permits, employee benefit plans, labor matters, ownership of assets, trademarks, patents and copyrights, environmental matters, brokers, taxes, absence of certain business practices and letters of credit, surety bonds and guarantees.

     Purchaser represented and warranted to the Company in the Share Purchase Agreement, among other things, that Purchaser has sufficient funds to permit Purchaser to acquire all the outstanding Shares in the Offer, written evidence of which has been provided to the Company and that such funds will remain in Purchaser, available to be used to consummate the Offer, for as long as the Offer remains outstanding and has not been terminated in accordance with the terms of the Share Purchase Agreement or of the Offer.

     Termination. The Share Purchase Agreement may be terminated and the Offer may be abandoned at any time prior to the Consummation Date, notwithstanding any requisite approval and adoption of the Share Purchase Agreement and the transactions contemplated thereby by the stockholders of the Owners and the
Company: (a) by mutual written consent duly authorized by the Boards of Directors of Purchaser and the Owners, the Company prior to Purchaser's Election Date; (b) by Purchaser or the Company if (i) the Consummation Date shall not have occurred on or before December 31, 1997 (so long as the party seeking such termination has not failed to fulfill any obligation under the Share Purchase Agreement, which failure has been the cause of, or resulted in, the failure of the Consummation Date to occur on or before such date) or (ii) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable; (c) by Purchaser if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition to the Offer, Purchaser shall have (A) failed to commence the Offer within five business days following the date of public announcement of the execution of the Share Purchase Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement thereof; unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of Purchaser to perform in any material respect any material covenant or agreement contained in the Share Purchase Agreement or the material breach by Purchaser of any material representation or warranty applicable to it contained in the Share Purchase Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer or the Share Purchase Agreement, or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Board if (i) Purchaser shall have (A) failed to commence the Offer within five business days following the date of public announcement of the execution of the Share Purchase Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement thereof, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Share Purchase Agreement or the material breach by the Company of any material representation or warranty of it contained in the Share Purchase Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer or the Share Purchase Agreement in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or any of its assets by a sale, merger or other business combination or in order to approve a tender offer or exchange offer for Shares by a third party, in either case, as the Board determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders, after consultation with its independent legal counsel and financial advisers, and is on terms more favorable to the Company's stockholders than the Offer (this provision of the Share Purchase Agreement, together with the provision described in clause (c)(ii) of this sentence, are collectively referred to as the "Fiduciary Out Clause"); provided, however, that (x) the Company shall have given notice to Purchaser advising Purchaser that the Company has received a proposal for such a transaction from a third party, specifying the material terms and conditions (including the identity of the third party) and that the Company intends to terminate the Share Purchase Agreement in accordance with this paragraph (d) and either (q) Purchaser shall not have revised the terms of its offer to acquire the Company within two business days from the date on which such notice is deemed to have been given to Purchaser or (r) if the Expiration Date would otherwise occur within the period in which the Company is prohibited by this proviso from terminating the Share Purchase Agreement, the Purchaser shall not have extended the Expiration Date until 12 hours after the end of such two business day period, and given the Company timely notice of such extension or
(s) if within such two business day period Purchaser shall have revised such terms, the Board of the Company, after receiving advice from the Company's financial adviser, shall have determined in good faith that the third party's proposal is superior to Purchaser's revised terms and (y) such termination under this clause (ii) shall not be effective until the Company has made payment to Purchaser of the Fee (as hereinafter defined) required to be paid pursuant to the Share Purchase Agreement and has deposited with a mutually acceptable escrow agent $12.0 million for reimbursement of Expenses (as hereinafter defined).

     In the event of the termination of the Share Purchase Agreement, the Share Purchase Agreement provides that it shall forthwith become void, and there shall be no liability on the part of any party hereto, except under the provisions of the Share Purchase Agreement related to fees and expenses described below and confidentiality and except for liability of any party for breach of the Share Purchase Agreement prior to its termination.

     Fees and Expenses. The Share Purchase Agreement provides that in the event that (a) any person (including, without limitation, the Company or any affiliate thereof), other than Purchaser or any affiliate of Purchaser, shall have become the beneficial owner of more than 20% of the then outstanding Shares, the Share Purchase Agreement shall have been terminated (other than pursuant to the Fiduciary Out Clause) and within 12 months of such termination a Third Party Acquisition (as defined hereinafter) shall occur; or (b) any person shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for 25% or more of the then outstanding shares (or which, assuming the maximum amount of securities that could be purchased, would result in any person beneficially owning 25% or more of the then outstanding Shares) or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the Per Share Amount and (i) the Offer shall have remained open for at least 20 business days, (ii) the Minimum Condition shall not have been satisfied and (iii) the Share Purchase Agreement shall have been terminated (other than pursuant to the Fiduciary Out Clause) and
(iv) within 12 months of such termination a Third Party Acquisition shall occur; or (c) if the Minimum Condition shall not have been satisfied on or prior to the date that is 60 days from the date of commencement of the Offer, Purchaser desires to extend the Offer beyond such 60 day period but the Company declines to consent to such extension, the Share Purchase Agreement is terminated (other than pursuant to the Fiduciary Out Clause) and within 12 months of such termination a Third Party Acquisition shall occur; or (d) the Share Purchase Agreement is terminated pursuant to the Fiduciary Out Clause, then, in any such event, provided that Purchaser is not in material breach of its obligations under the Share Purchase Agreement, the Company shall pay Purchaser promptly (but in no event later than one business day after (i) the consummation of the Third Party Acquisition, with respect to the events described in clauses (a), (b) or (c), or (ii) such termination with respect to clause (d)) a fee of $8 million (the "Fee") which amount shall be payable in immediately available funds, plus "Expenses" (as defined below).

     The Share Purchase Agreement also provides that so long as Purchaser is not in material breach of its obligations under the Share Purchase Agreement and Purchaser is not entitled to the Fee pursuant to the preceding paragraph, if (a) the Share Purchase Agreement is terminated as described in clause (c) of the third preceding paragraph due to the occurrence of the condition set forth in paragraph (g) under Section 14 set forth below or (b) the Share Purchase Agreement is terminated as described in clause (c) of the third preceding paragraph because of the occurrence of the condition set forth in paragraph (f) under Section 14 set forth below, then, in either case (a) or (b), the Company shall promptly reimburse Purchaser for all Expenses.

     "Expenses" is defined in the Share Purchase Agreement to mean the sum of
(i) all reasonable out-of-pocket expenses and fees up to $2.0 million in the aggregate (including, without limitation, reasonable fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Offer or structuring the Offer and all reasonable fees of counsel, accountants, experts and consultants to Purchaser and its affiliates, and all printing and advertising expenses) actually incurred by Purchaser or its affiliates or on their behalf in connection with the Offer, including, without limitation, the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other persons and assumed by Purchaser and its affiliates in connection with the negotiation, preparation, execution and performance of the Share Purchase Agreement, the structuring and financing of the Offer and any financing commitments or agreements relating thereto and (ii) all amounts paid by Purchaser to UDI or its affiliates on behalf of the Company in connection with the termination of the UDI Agreement. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" is deemed to include the reasonable costs and expenses actually incurred or accrued by Purchaser (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of the fees and expenses provision of the Share Purchase Agreement, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a per annum rate equal to the rate of interest publicly announced by Morgan Guaranty Trust Company of New York, from time to time, in the City of New York, as such bank's prime rate plus 1%.

     "Third Party Acquisition" is defined in the Share Purchase Agreement to mean the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Purchaser or any of its affiliate (a "Third Party"); (ii) the acquisition by any Third Party of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares whether by tender offer, exchange offer or otherwise; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its Subsidiaries of 50% or more of the outstanding Shares.

     Except as set forth above, all costs and expenses incurred in connection with the Share Purchase Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any such Transaction is consummated.

     Confidentiality Agreement. On May 19, 1997, Constellation entered into a Confidentiality Agreement with the Company. The following is a summary of the Confidentiality Agreement, a copy of which has been filed as an Exhibit to the
Schedule 14D-1 filed by Purchaser with the Commission in connection with the

Offer. Such summary is qualified in its entirety by reference to the Confidentiality Agreement. Under the Confidentiality Agreement, Constellation agreed to use information furnished by the Company or its representatives, compiled by Constellation or its representatives from such furnished information, or gathered by Constellation by inspection of the Company and its Subsidiaries, that is not otherwise generally available to the public (other than as a result of disclosure by Constellation or its representatives) (the "Evaluation Materials") exclusively for the purpose of evaluating an acquisition transaction with the Company. In addition, Constellation agreed not to disclose any of the Evaluation Materials other than under certain circumstances. Under the Confidentiality Agreement, Constellation agreed that (i) for a period of one year from the date of the Confidentiality Agreement, without the prior written consent of the Company, it would not solicit for employment any person employed by the Company on May 19, 1997 as a key employee and (ii) for a period of one year from the date of the Confidentiality Agreement, without the prior approval of the Company's Board of Directors, it would not, (A) acquire or make any proposal to acquire any securities or property of the Company, (B) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (C) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company, (D) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) with respect to any voting securities of the Company, (E) otherwise act to seek to control or influence the management, the Board or policies of the Company, (F) disclose any intention, plan or arrangement inconsistent with the foregoing, or (G) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger. On July 25, 1997 the Company's Board of Directors approved the Offer. Pursuant to the Share Purchase Agreement, assuming the Minimum Condition has been satisfied, upon acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have been terminated without further action by the parties thereunder.

     11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER.

     Purpose of the Offer. The purpose of the Offer is for Purchaser to acquire control of the Company and to purchase as many Shares as are tendered in the Offer. Upon consummation of the Offer, the Company will become a direct subsidiary of Purchaser. In the event 100% of the Shares outstanding on the Expiration Date are not validly tendered and not withdrawn pursuant to the Offer, a minority interest of the Company will remain outstanding. Purchaser currently intends to purchase Shares not tendered in the Offer after the consummation of the Offer in order to eliminate any such minority interest; however, no assurance can be given that such purchases will be made. Any such purchases could be effected at prices that may be higher or lower than the price per Share offered pursuant to the Offer. Following the consummation of the Offer, Purchaser intends to deregister and delist the Shares, if permitted by applicable law. See Section 13. The Offer is being made pursuant to the Share Purchase Agreement.

     Although the Share Purchase Agreement does not provide for a merger between Purchaser and the Company, Purchaser currently believes that such a merger would be beneficial to its stockholders. Purchaser currently intends to consummate such a merger in the future if and when practicable, although no assurance can be made that such a merger would ever be consummated.

     The indentures governing the Notes and the Credit Agreement contain certain provisions limiting the ability of Purchaser to consummate a merger or other consolidation with the Company. Purchaser intends to cause the Company to refinance the Credit Agreement promptly upon the consummation of the Offer and has entered into a commitment letter to that effect (see Section 9), but it has no current intention of having the Company refinance the Notes. Consequently, Purchaser has no current plans to effect a merger or business consolidation between the Company and Purchaser. Purchaser may, however, explore the possibility of purchasing the Notes and soliciting consents from holders of Notes, but expects it would purchase Notes only at a price materially below the price that had been offered by UDI in the UDI Note Offer. The Notes by their terms cannot be redeemed by the Company until May 1, 2001, and then at premiums starting at 6% and declining to 0% on May 1, 2004. Purchaser currently expects that if the Notes are still outstanding on May 1, 2001, and the indenture governing the Notes has not been amended by such date as contemplated by the UDI Note Offer, Purchaser would seek to cause the Company to redeem the Notes at such time in order to facilitate a merger between Purchaser and the Company. However, no assurance can be given that Purchaser would cause the Company to redeem the Notes at that time or that such a merger would be consummated.

     In addition to limitations imposed by the indentures governing the Notes and the Credit Agreement, Article X of the Company's Certificate of Incorporation limits the ability of Purchaser to effect a merger or business combination with the Company unless certain requirements are met. See Section
15. In order to satisfy the requirements of Article X and permit a future merger between Purchaser and the Company, on July 25, 1997, the Board of Directors of the Company approved a business combination between Purchaser and the Company, provided that if such business combination occurs (a) within one year of the date of the Share Purchase Agreement, holders of Shares would receive an amount in cash that is not less than $7.05 per Share, and (b) after one year from the date of the Share Purchase Agreement, an amount in cash that is not less than $7.05 per Share and that, in the opinion of a nationally recognized investment bank addressed to the Board of Directors of the Company, is fair from a financial point of view to such holders.

     If Purchaser purchases Shares pursuant to the Offer, the Share Purchase Agreement provides that Purchaser shall be entitled to designate representatives to serve on the Company's Board of Directors in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Appraisal Rights; Going Private Transactions. No appraisal rights are available in connection with the Offer. However, pursuant to general principles of the corporate law of the State of Delaware, the Board of Directors of the Company will continue to owe fiduciary duties to the minority stockholders of the Company. Moreover, under Delaware corporate law, Purchaser, as a majority stockholder of the Company, may also owe fiduciary duties to the minority stockholders in certain circumstances.

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to a business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is currently expected that, following consummation of the Offer, initially the business and operations of the Company will, except as set forth in this Offer to Purchase (including the sale of assets as described below), be continued by the Company substantially as they are currently being conducted. Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer, and will take such actions as it deems appropriate under the circumstances then existing. Purchaser intends to seek additional information about the Company during this period. Thereafter, Purchaser intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with Purchaser's affiliates' businesses.

     On July 30, 1997, Purchaser entered into a Letter of Intent (the "Asset Letter") with the Asset Purchaser. A copy of the Asset Letter has been filed as an Exhibit to the Schedule 14D-1 filed by Purchaser in connection with the Offer. The Asset Purchaser is a publicly traded corporation with total assets as of June 30, 1997 of $1,819 million, net revenues and net earnings for the fiscal year ended December 31, 1996, of $1,812 million and $207 million, respectively, and for the six months ended June 30, 1997, $969 million and $70 million, respectively. Pursuant to the non-binding Asset Letter, Purchaser agrees to cause the Company as soon as practicable after the consummation of the Offer to sell to the Asset Purchaser, and the Asset Purchaser agrees to buy, all of the Company's right, title and interest in the properties, assets and rights of the Company principally relating to, or used, held for use or intended to be used in connection with, the operations of the Company's Instrumentation division ("Instruments"), other than certain specifically excluded assets (the "Assets"). In the Asset Letter, the Asset Purchaser agrees to buy the Assets from the Company for the sum of $85,000,000 plus the assumption of certain liabilities related to the operations of Instruments. The transaction is subject, among other things, to the execution of definitive documentation, approval of the boards of directors of the Company and the Asset Purchaser and receipt by the Board of Directors of the Company of a fairness opinion from a nationally recognized investment bank. The Offer is not conditioned on completion of the sale of the Assets to the Asset Purchaser. In addition, Purchaser is evaluating its options with regard to the Company's investment in its Roltra-Morse assets.

     Except as indicated above or in this Offer to Purchase, Purchaser does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

     12. DIVIDENDS AND DISTRIBUTIONS. The Share Purchase Agreement provides that the Company shall not, between the date of the Share Purchase Agreement and the Consummation Date, without the prior written consent of Purchaser, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 2,000,000 Shares issuable pursuant to employee stock options outstanding on the date of the Share Purchase Agreement and including up to 1,250 restricted Shares per quarter issuable to outside directors in accordance with past practice pursuant to the Stock Option Plans), (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for such declarations, set asides, dividends and other distributions made by any Subsidiary to the Company or (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than pursuant to outstanding employee and director options, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Share Purchase Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change, acquisition, reduction, issuance or sale.

     If, on or after July 31, 1997, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Share Purchase Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NYSE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of

Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the New York Stock Exchange for continued listing and may be delisted from the New York Stock Exchange and deregistered under Section 12(d) of the Exchange Act. Purchaser intends to cause the delisting by the New York Stock Exchange and deregistration of the Shares following consummation of the Offer.

     According to published guidelines, the New York Stock Exchange would consider delisting the Shares if, among other things, the number of holders of Shares should fall below 400 (or below 1,200, if trading volume falls below 100,000 Shares for the most recent 12 months), the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10 percent or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $8,000,000. The Company has advised Purchaser that, as of July 29, 1997, there were 17,126,609 Shares outstanding, held by approximately 18,000 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the New York Stock Exchange for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the New York Stock Exchange were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market ("Nasdaq") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

     The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing banks to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares might no longer be eligible as collateral for loans made by banks.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting.

     It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares under the Exchange Act as soon as possible following the Offer if the requirements for termination of registration are met.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Share Purchase Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser, pursuant to the Offer, or seeking to obtain material damages in connection with the Offer; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Purchaser or any of Purchaser's affiliates of all or any material portion of their business, in each case as a result of the Offer; (iii) seeking to impose or confirm limitations on the ability of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Share Purchase Agreement and the transactions contemplated thereby; or (iv) seeking to require divestiture by Purchaser of any Shares; provided that Purchaser shall have used all reasonable efforts to cause any such action or proceeding described in this paragraph (a) to be dismissed or withdrawn;

          (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, that (i) restrains or prohibits the making of the Offer; (ii) prohibits or limits ownership or operation by the Company, Purchaser or any of Purchaser's affiliates of all or any material portion of its business or assets, or compels the Company, Purchaser or any of Purchaser's affiliates to dispose of or hold separate all or any material portion of its business or assets, in each case as a result of the Offer; (iii) imposes limitations on the ability of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders; or (iv) requires divestiture by Purchaser of any Shares; provided that Purchaser shall have used all reasonable efforts to cause any such injunction, order or decree described in this paragraph
     (b) to be vacated or lifted;

          (c) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or (ii) the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both
     (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer, that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; provided that Purchaser shall have used all reasonable efforts to cause any such action, order or injunction described in this paragraph (c) to be vacated or lifted;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities of the Company on the New York Stock Exchange, (ii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index by an amount in excess of 30%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Purchaser or (ii)(A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser the approval or recommendation of the Offer or the Share Purchase Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

             (f)(i) any representation or warranty of the Company in the Share Purchase Agreement shall not be true and correct; or

             (ii) there shall have occurred, since the date of the Share Purchaser Agreement, a change in the business, operations, financial condition, assets or liabilities of the Company or any Subsidiary with the effect that such failure of any such representation or warranty to be true and correct or such change, when taken together with all other such failures of such representations and warranties to be true and correct (both favorable and adverse) and all other such changes (both favorable and adverse), in the aggregate would have, a Material Adverse Effect; provided, however that, for the purpose of the foregoing condition, in determining whether any such representation or warranty is true or correct, any qualification as to materiality or Material Adverse Effect contained in any such representation and warranty shall be deemed not to apply;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Share Purchase Agreement;

          (h) the Share Purchase Agreement shall have been terminated in accordance with its terms; or

          (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the sole judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     State Takeover Laws; Antitakeover Provisions in Certificate of Incorporation. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that certain Oklahoma corporate governance statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma because they could subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws such as those described above. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not necessarily complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See
Section 14.

     Section 203 of Delaware Law limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has approved, among other things, the Offer for purposes of Section 203 of Delaware Law.

     Article Ten of the Company's Certificate of Incorporation provides that, except as described below, the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of the Company, excluding voting stock beneficially owned by any entity who has announced or publicly disclosed a plan to become the beneficial owner of twenty percent of the voting stock of the Company (an "Interested Stockholder"), is required to approve a "Business Combination" (defined to include, among other things, any merger of the Company with any Interested Stockholder or any agreement providing for such a merger). However, the vote requirement does not apply if either (a) the merger is approved by a majority of the "Continuing Directors" then in office or (2) certain price and procedural requirements are met. The term "Continuing Directors" is defined to include any director of the Company who is not an affiliate, associate or representative of the Interested Stockholder and who was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor who is not an affiliate, associate or representative of the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors then in office. Although this provision will not affect the Offer, it may have an adverse effect on the Company's ability to merge with Purchaser. The Company has represented in the Share Purchase Agreement that the Board, at a meeting duly called and held on July 25, 1997, has unanimously approved a Business Combination between Purchaser and the Company, whereby each Share (other than dissenting Shares and Shares owned by Purchaser or its affiliates) outstanding at the time of such Business Combination would be cancelled and the holder thereof would be entitled to receive an amount in cash equal to, (a) if such Business Combination occurs within one year of the date of the Share Purchase Agreement, not less than $7.05 or (b) if such Business Combination occurs after one year from the date of the Share Purchase Agreement, an amount that is not less than $7.05 and that, in the opinion of a nationally recognized investment bank addressed to the Board, is fair from a financial point of view to such holders.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

     Pursuant to the HSR Act, on July 29, 1997, Purchaser filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Purchaser. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on August 13, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Purchaser will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer, subject to the terms of the Share Purchase Agreement, may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Purchaser, the Company or their respective affiliates and subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser relating to the businesses in which Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with or not subject to the margin regulations.

     Other Foreign Approvals. The Company owns property and conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer.

     16. FEES AND EXPENSES. Neither Purchaser, nor any officer, director, stockholder, agent or other representative of Purchaser or the Controlling Stockholders will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Schroder & Co. Inc. ("Schroder") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Purchaser and its affiliates in connection with the Offer. Purchaser has agreed to pay Schroder reasonable and customary compensation for such services. In addition, Purchaser has agreed to reimburse Schroder for reasonable out-of-pocket expenses related to their engagement, including the reasonable fees and expenses of a single counsel, and has agreed to indemnify each of Schroder and certain affiliated persons against certain liabilities and expenses in connection with its services, including, without limitation, certain liabilities under the federal securities laws.

     Purchaser has retained D.F. King & Co., Inc. as the Information Agent and First Chicago Trust Company of New York as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, D.F. King & Co., Inc. will be paid reasonable and customary compensation for its services, and will also be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under the federal securities laws.

     17. MISCELLANEOUS. The Offer is made only by this Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Schroder or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          II ACQUISITION CORP.

July 31, 1997

                                   SCHEDULE I

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, business address, principal occupation or employment and material occupations, positions, offices or employments at the present time and during the last five years, of each director and executive officer of Purchaser. The business address of Philip W. Knisely and John A. Young is 9211 Forest Hill Avenue, Suite 109, Richmond, Virginia 23235 and the business address of Mitchell P. Rales, Steven M. Rales, Michael G. Ryan and Joseph O. Bunting III is 1250 24th Street, N.W., Suite 800, Washington D.C. 20037. Each officer and executive director is a United States citizen. Directors are indicated by an asterisk.

                                           PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                         MATERIAL OCCUPATIONS FOR PAST FIVE YEARS
------------------------------  -------------------------------------------------------------
Philip W. Knisely*............  Since 1995, Mr. Knisely has been on the Board of Managers and has been President of Constellation Capital Partners LLC, a private equity firm. He has also been Director and President of American Enterprises MPT Corp. since 1996. From 1988 to
                                1995, he was President of AMF Industries, a privately held diversified manufacturing company at 8100 AMF Drive,
                                Mechanicsville, VA 23111.

Steven M. Rales*..............  Mr. Rales is Chairman of the Board of Danaher Corporation, a
                                manufacturer of tools and process/environmental controls
                                products, and has held that position since 1984. Mr. Rales is also a General Partner of Equity Group Holdings, a general partnership located in Washington, D.C., with interests in manufacturing companies, media operations, and publicly
                                traded securities, and has been since 1979. Mr. Rales is also a director of Colfax Capital Corp., Janelia Farm Corp. and
                                American Enterprises MPT Corp. and has held those
                                directorships from 1997, 1988 and 1996, respectively. Mr.
                                Rales is also a Member of the Board of Managers of
                                Constellation Capital Partners LLC. Mr. Rales is also a
                                founder and has been Chairman of Colfax Communications, Inc.
                                since 1991. He is also a founder of Wabash National
                                Corporation and was its Chairman of the Board of Directors
                                until 1994.
Mitchell P. Rales*............  Mr. Rales has been a director of Danaher Corporation since
                                1984 and has been Chairman of its Executive Committee since
                                1990. He is also a General Partner of Equity Group Holdings and has been since 1979. Mr. Rales is also a director of
                                Colfax Capital Corp., Janelia Farm Corp. and American
                                Enterprises MPT Corp. and has held those directorships from
                                1997, 1988 and 1996, respectively. Mr. Rales is also a Member of the Board of Managers of Constellation Capital Partners
                                LLC. Mr. Rales is also a founder and has been a Director of
                                Colfax Communications, Inc., since 1991. He is also a founder of Wabash National Corporation and was a Director until 1994.

John A. Young.................  Since 1995, Mr. Young has been Vice President of
                                Constellation Capital Partners LLC. Mr. Young has also been the Vice President of American Enterprises MPT Corp. since
                                1996. From 1992 to 1995, he was Director of Corporate
                                Development of AMF Industries located at 8100 AMF Drive,
                                Mechanicsville, VA 23111.

                                           PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                         MATERIAL OCCUPATIONS FOR PAST FIVE YEARS
------------------------------  -------------------------------------------------------------
Michael G. Ryan...............  Mr. Ryan has been Chief Financial Officer of Equity Group
                                Holdings since 1985. Mr. Ryan is Vice President of
                                Constellation Capital Partners LLC, Colfax Communications,
                                Inc. and American Enterprises MPT Corp. and has held those vice presidencies since 1995, 1991 and 1996, respectively. He is also President of Colfax Capital Corp. and Janelia Farm
                                Corp. and has held those presidencies since 1997 and 1988, respectively.

Joseph O. Bunting III.........  Mr. Bunting has been Controller of Equity Group Holdings since 1987. He is also a Vice President of Colfax
                                Communications, Inc., Constellation Capital Partners LLC,
                                Colfax Capital Corp., Janelia Farm Corp. and American
                                Enterprises MPT Corp. and has held those vice presidencies since 1991, 1995, 1997, 1988 and 1996, respectively. He was also Vice President of Yield House, Inc. through 1993.

     Purchaser. The name and position with Purchaser of each director and executive officer of Purchaser are set forth below. The business address, present principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

             NAME                                 POSITION WITH PURCHASER
------------------------------ --------------------------------------------------------------
Philip W. Knisely............. President, Chief Executive Officer and Director
Steven M. Rales............... Director
Mitchell P. Rales............. Director
John A. Young................. Vice President and Secretary
Michael G. Ryan............... Vice President and Assistant Secretary, Assistant Treasurer
Joseph O. Bunting III......... Vice President and Treasurer

     Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                 By Facsimile Transmission:                 By Hand:
 First Chicago Trust Company              (201) 222-4720             First Chicago Trust Company
         of New York                                                         of New York
Attention: Tenders & Exchanges                  or                  Attention: Tenders & Exchanges
  P.O. Box 2569, Suite 4660                                               c/o THE DEPOSITORY
  Jersey City, NJ 07303-2569              (201) 222-4721                    TRUST COMPANY
                                                                       55 Water Street, DTC TAD
                                                                      Vietnam Veterans Memorial
                                                                                Plaza
                                                                          New York, NY 10041

    By Overnight Courier:                                            To Confirm Receipt of Notice
                                                                       of Guaranteed Delivery:
 First Chicago Trust Company                                                (201) 222-4707
         of New York
Attention: Tenders & Exchanges
        Suite 4680-IMO
  14 Wall Street, 8th Floor
      New York, NY 10005

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.

                         CALL TOLL FREE: (800) 549-6650
                                       or
                                 CALL COLLECT:
                                 (212) 269-5550

                      The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.

                              The Equitable Center
                               787 Seventh Avenue
                         New York, New York 10019-6016
                         CALL TOLL FREE: (800) 426-7209

July 31, 1997